Exhibit 99.1

Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2022 Financial Results

NORTHLAKE, Texas, September 1, 2022 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today reported financial results for its fourth quarter and fiscal year ended June 30, 2022 ("fiscal 2022").
Fourth Quarter Highlights:
•Net sales were $123.0 million, an increase of $20.1 million, or 20%, from the prior year period due to notable improvement in the direct-store-delivery ("DSD") and Direct Ship channels
•Gross margin increased to 28.4% from 27.6% in the prior year period
•Net loss was $3.8 million compared to $4.0 million in the prior year period
•Adjusted EBITDA was $6.1 million compared to $3.4 million in the prior year period*
•As of June 30, 2022, total debt outstanding was $108.6 million and cash and cash equivalents was $9.8 million
Fiscal 2022 Highlights:
•Net sales were $469.2 million, an increase of $71.3 million, or 18%, from the prior year due to continued improvement in DSD and Direct Ship channels
•Gross margin expanded to 29.2% showing marked improvement from 25.4% in the prior year
•Net loss was $15.7 million compared to a net loss of $41.7 million in the prior year
•Adjusted EBITDA was $19.1 million compared to $16.6 million in the prior year*
•Successfully completed key initiatives within the Company's optimization strategy, including:
◦Increased production and packaging capacity at the Northlake, Texas facility;
◦Efficiently served our West Coast network from the newly opened Rialto, California distribution center;
◦Optimized DSD network for revenue growth and distribution optimization; and
◦Launched Revive Service and Restoration for service excellence in commercial brewing equipment ("CBE")

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)
Deverl Maserang, Chief Executive Officer, commented, “Our fourth quarter and fiscal year-end marks the beginning of our inflection from business recovery to renewed growth. Q4 sales grew 20%, gross margin expanded by 80 basis points, and Adjusted EBITDA increased 79% over the prior year Q4, as our optimized platform began demonstrating the operating leverage we’ve built into the business. Though economic uncertainty remains a modest near-term restraint on our progress, we believe we’re now turning the corner and moving into a more normalized business environment. Sales are gaining momentum, and we are executing new growth opportunities to expand our platform in multiple directions. Overall, we are excited to see that many of our optimization initiatives have materialized as our current growth-facing initiatives begin to take hold. We remain optimistic about where we can take Farmer Brothers in our fiscal 2023 year and the years to come.”

Fourth Quarter and Fiscal 2022 Results:
Selected Financial Data
The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three months and fiscal years ended June 30, 2022 and 2021 (unaudited).

	Fiscal Year Ended June 30,		Three Months Ended June 30,
(In thousands, except per share data)	2022	2021	2022	2021
Income statement data:
Net sales	$469,193	$397,850	$122,988	$102,857
Gross margin	29.2%	25.4%	28.4%	27.6%
Loss from operations	$(14,628)	$(38,173)	$(4,338)	$(6,169)
Net loss	$(15,661)	$(41,651)	$(3,777)	$(3,971)
Net loss per common share—diluted	$(0.89)	$(2.39)	$(0.21)	$(0.24)

Operating data:
Total Green Coffee pounds sold	76,327	79,506	17,860	19,140
Pounds sold through DSD and Other	24,253	21,387	5,942	5,866
Pounds sold through Direct Ship	52,074	58,119	11,918	13,274
EBITDA (1)	$13,946	$11,480	$2,891	$8,089
EBITDA Margin (1)	3.0%	2.9%	2.4%	7.9%
Adjusted EBITDA (1)(2)	$19,059	$16,611	$6,050	$3,403
Adjusted EBITDA Margin (1)	4.1%	4.2%	4.9%	3.3%

Other data:
Capital expenditures related to maintenance	$13,577	$7,758	$5,682	$1,975
Total capital expenditures	15,163	15,117	6,267	2,348
Depreciation and amortization expense	23,810	27,625	5,691	6,394

(1) EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
(2) Includes initiatives related to the consolidation of the Hillsboro and Portland facilities in fiscal 2022 and Houston facility exit and opening of the Rialto distribution center in fiscal 2021.

Net sales in the fourth quarter of fiscal 2022 were $123.0 million, an increase of $20.1 million, or 20%, from the prior year period. The increase in net sales was driven primarily by continued recovery from the COVID-19 pandemic.
Our Direct Ship channel sales improved 19.3% during the fourth quarter of fiscal 2022 compared to the prior year period. This was mainly due to the recently optimized customer base and recovery from the impact of the COVID-19 pandemic by some of our larger Direct Ship customers.
Gross profit in the fourth quarter of fiscal 2022 was $34.9 million, an increase of $6.5 million, or 23.0% from the prior year period and gross margin increased to 28.4% from 27.6%. The increase in gross profit was primarily driven by higher net sales partially offset by higher freight costs due to global supply chain challenges and higher product costs. The increase in gross margin was due to the effect of the continued recovery from COVID-19 on DSD channel sales because the DSD channel has higher margins. The increase was also attributable to a decline in our unfavorable production variances and inventory scrap write-downs due to the closure of our aged Houston, Texas plant during the fiscal year ended June 30, 2021 ("fiscal 2021"). The price increases and delivery surcharges implemented across our DSD network during fiscal 2022 helped mitigate the impact of higher supply chain and product costs.
Operating expenses in the fourth quarter of fiscal 2022 increased $4.7 million, or 13.6%, to $39.2 million, from $34.5 million in the prior year period, but decreased as a percentage of net sales to 31.9% compared to 33.6% of net sales in the prior year period. The increase in operating expenses was primarily due to a $1.3 million increase in selling expenses and $1.8 million increase in general and administrative expenses and $1.6 million increased loss from sale of assets due to lower proceeds in fiscal 2022 compared to the prior period. The increase in selling costs was primarily due to variable costs, including payroll, associated with the higher sales volumes, as well as operating costs associated with our new distribution center in Rialto, California. The increase in general and administrative expenses in fiscal 2022 was primarily due to third party costs related to several supply chain optimization initiatives. The increase in payroll in both and selling and general and administrative expenses was predominately due to the expiration of the temporary 15% reduction in base salaries and the expiration of the 401(k) cash match suspension under the Farmer Bros. Co. 401(k) Plan, which were both cost saving measures implemented in prior years in response to the COVID-19 pandemic.
Interest expense in the fourth quarter of fiscal 2022 decreased $4.4 million to $2.4 million from $6.8 million in the prior year period. The decrease in interest expense was due to lower interest rate under our revolver and term loan credit facilities, and favorable interest rate swap activity.
Also, during the fourth quarter of fiscal 2021, we announced the amendment of our post retirement death benefit plan effective immediately. The announcement triggered a re-measurement and resulted in settlement gains of $6.4 million in the three month period ended June 30, 2021, included in other, net.
As a result of the foregoing factors, net loss was $3.8 million in the fourth quarter of fiscal 2022 as compared to a net loss of $4.0 million in the prior year period.
Adjusted EBITDA was $6.1 million in the fourth quarter of fiscal 2022, as compared to $3.4 million in the prior year period, and Adjusted EBITDA Margin was 4.9% in the fourth quarter of fiscal 2022, as compared to 3.3% in the prior year period.
Our capital expenditures for the fourth quarter of fiscal 2022 were $6.3 million compared to $2.3 million for the same period a year ago. The increase was due to higher maintenance capital spend on coffee brewing equipment purchased for our DSD customers as volumes have improved since last year. Several key initiatives put in place, including a focus on refurbished CBE to drive cost savings, have helped reduce our coffee brewing equipment purchases as DSD sales volumes improved.
As of June 30, 2022, the outstanding debt on our revolver and term loan credit facilities was $63.0 million and $45.6 million, respectively, a combined increase in our total debt balance of $17.6 million compared to June 30, 2021. Our cash decreased by $0.4 million to $10.0 million as of June 30, 2022, compared to $10.4 million as of June 30, 2021. The net reduction in our liquidity during fiscal 2022 was due to our investment in inventory as our sales volumes continue to recover and payments due in connection with our fiscal 2021 employee incentive program. These impacts were partially offset by the receipt of cash proceeds from the sale of three branch properties during fiscal 2022, as well as realized hedging gains.
Non-GAAP Financial Measures:
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Non-GAAP Financial Measures section on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.
About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a leading coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and other allied products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $469.2 million in fiscal 2022 and has approximately 1,068 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.
Investor Conference Call
Deverl Maserang, Chief Executive Officer, and Scott Drake, Chief Financial Officer, will host an audio-only investor conference call today, September 1, 2022, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the fourth quarter and fiscal 2022. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”
The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/fvc2vccg and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing Toll Free: (877) 270-2148.
The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.
Forward-Looking Statements
Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC.
Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, disruption to our business and customers from the COVID-19 pandemic (including the effects of emerging and novel variants of the virus and any virus containment measures such as stay-at-home orders or government mandates) and severe winter weather, levels of consumer confidence in national and local economic business conditions, the duration and magnitude of the pandemic’s impact on labor conditions, the success of our strategy to recover from the effects of the pandemic, the success of our turnaround strategy, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in our performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of our business and achievement of financial metrics related to those plans, our success in retaining and/or attracting qualified employees, our success in adapting to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to achieve sustainability goals in ways that do not materially impair profitability, changes in the strength of the economy, including any effects from inflation, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in our filings with the SEC. The results of operations for the fourth quarter and fiscal 2022 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Year Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021
Net sales	$469,193	$397,850	$122,988	$102,857
Cost of goods sold	332,277	296,925	88,080	74,478
Gross profit	136,916	100,925	34,908	28,379
Selling expenses	107,277	95,503	25,772	24,468
General and administrative expenses	47,172	42,945	12,376	10,611
Net (gains) losses from sale of assets	(2,905)	(593)	1,098	(531)
Impairment of fixed assets	—	1,243	—	—
Operating expenses	151,544	139,098	39,246	34,548
Loss from operations	(14,628)	(38,173)	(4,338)	(6,169)
Other (expense) income:
Interest expense	(9,516)	(15,962)	(2,410)	(6,788)
Postretirement benefits curtailment and pension settlement charge	—	6,359	—	6,359
Other, net	8,182	19,720	2,392	2,437
Total other (expense) income	(1,334)	10,117	(18)	2,008
Loss before taxes	(15,962)	(28,056)	(4,356)	(4,161)
Income tax (benefit) expense	(301)	13,595	(579)	(190)
Net loss	$(15,661)	$(41,651)	$(3,777)	$(3,971)
Less: Cumulative preferred dividends, undeclared and unpaid	594	574	150	146
Net loss available to common stock holders	$(16,255)	$(42,225)	$(3,927)	$(4,117)
Net loss available to common stockholders per common share—basic	$(0.89)	$(2.39)	$(0.21)	$(0.24)
Net loss available to common stockholders per common share—diluted	$(0.89)	$(2.39)	$(0.21)	$(0.24)
Weighted average common shares outstanding—basic	18,200,080	17,635,402	18,445,811	17,339,939
Weighted average common shares outstanding—diluted	18,200,080	17,635,402	18,445,811	17,339,939

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)(In thousands, except share and per share data)

	June 30,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$9,819	$10,263
Restricted cash	175	175
Accounts and notes receivable, net of allowance for credit losses of $195 and $325, respectively	46,935	40,321
Inventories	99,618	76,791
Short-term derivative assets	3,022	4,351
Prepaid expenses	4,491	5,594
Assets held for sale	1,032	1,591
Total current assets	165,092	139,086
Property, plant and equipment, net	138,150	150,091
Intangible assets, net	15,863	18,252
Right-of-use operating lease assets	27,957	26,254
Other assets	3,009	4,323
Total assets	$350,071	$338,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	52,877	45,703
Accrued payroll expenses	14,761	15,345
Right-of-use operating lease liabilities - current	7,721	6,262
Term loan - current	3,800	950
Short-term derivative liability	2,349	1,555
Other current liabilities	6,095	6,425
Total current liabilities	87,603	76,240
Long-term borrowings under revolving credit facility	63,000	43,500
Term loan - noncurrent	40,123	44,328
Accrued pension liabilities	28,540	39,229
Accrued postretirement benefits	787	960
Accrued workers’ compensation liabilities	3,169	3,649
Right-of-use operating lease liabilities	20,762	20,049
Other long-term liabilities	1,339	5,092
Total liabilities	$245,323	$233,047
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of June 30, 2022 and 2021, respectively; liquidation preference of $17,346 and $16,752 as of June 30, 2022 and 2021, respectively	15	15
Common stock, $1.00 par value, 50,000,000 and 25,000,000 shares authorized; 18,464,966 and 17,852,793 shares issued and outstanding at June 30, 2022 and 2021, respectively	18,466	17,853
Additional paid-in capital	71,997	66,109
Retained earnings	52,701	66,311
Accumulated other comprehensive loss	(38,431)	(45,329)
Total stockholders’ equity	$104,748	$104,959
Total liabilities and stockholders’ equity	$350,071	$338,006

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Year Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(15,661)	$(41,651)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	23,810	27,625
Impairment of fixed assets	—	1,243
Postretirement benefits and pension settlement cost	—	(21,077)
Deferred income taxes	(425)	13,404
Net gains from sale of assets	(2,905)	(593)
Net gains on derivative instruments	(21,620)	(3,250)
ESOP and share-based compensation expense	6,501	4,580
Provision for credit losses	(353)	(877)
Change in operating assets and liabilities:
Accounts receivable, net	(6,260)	1,438
Inventories	(22,828)	(9,383)
Derivative assets, net	19,554	5,016
Other assets	2,652	11,249
Accounts payable	7,111	7,790
Accrued expenses and other	(1,030)	3,000
Net cash used in operating activities	$(11,454)	$(1,486)
Cash flows from investing activities:
Purchases of property, plant and equipment	(15,163)	(15,117)
Proceeds from sales of property, plant and equipment	9,118	4,421
Net cash used in investing activities	$(6,045)	$(10,696)
Cash flows from financing activities:
Proceeds from Credit Facilities	23,500	80,742
Repayments on Credit Facilities	(5,900)	(159,242)
Proceeds from issuance of term loan	—	47,500
Payment of financing costs	(352)	(6,288)
Payments of finance lease obligations	(193)	(105)
Net cash provided by (used in) financing activities	$17,055	$(37,393)
Net decrease in cash and cash equivalents and restricted cash	(444)	(49,575)
Cash and cash equivalents and restricted cash at beginning of period	10,438	60,013
Cash and cash equivalents and restricted cash at end of period	$9,994	$10,438

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,503	$5,703
Cash paid for income taxes	142	355
Supplemental disclosure of non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	63	95
Right-of-use assets obtained in exchange for new operating lease liabilities	7,684	9,610
Non-cash issuance of ESOP and 401(K) common stock	373	398
Cumulative preferred dividends, undeclared and unpaid	—	574

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) excluding the impact of:
•income tax (benefit) expense;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) excluding the impact of:
•income tax (benefit) expense;
•interest expense;
•depreciation and amortization expense;
•ESOP and share-based compensation expense;
•net gains from sales of assets;
•strategic initiatives;
•severance costs;
•impairment of fixed assets;
•non-recurring costs associated with the COVID-19 pandemic and severe winter weather; and
•postretirement benefits gains curtailment and pension settlements charge.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension and postretirement benefits resulting from the amendment and termination of certain Farmer Bros. pension and postretirement benefits plans and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Year Ended June 30,		Three Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Net loss, as reported	$(15,661)	$(41,651)	$(3,777)	$(3,971)
Income tax (benefit) expense	(301)	13,595	(579)	(190)
Interest expense (1)	6,098	11,911	1,556	5,856
Depreciation and amortization expense	23,810	27,625	5,691	6,394
EBITDA	$13,946	$11,480	$2,891	$8,089
EBITDA Margin	3.0%	2.9%	2.4%	7.9%
____________
(1)Excludes interest expense related to pension plans and postretirement benefits.

Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Year Ended June 30,		Three Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Net loss, as reported	$(15,661)	$(41,651)	$(3,777)	$(3,971)
Income tax (benefit) expense	(301)	13,595	(579)	(190)
Interest expense (1)	6,098	11,911	1,556	5,856
Depreciation and amortization expense	23,810	27,625	5,691	6,394
ESOP and share-based compensation expense	6,989	4,580	1,974	1,019
Net (gains) losses from sale of assets	(2,905)	(593)	1,098	(532)
Strategic initiatives (2)	76	4,203	76	935
Severance costs	953	1,596	11	199
Impairment of fixed assets	—	1,243	—	—
Non-recurring costs associated with the COVID-19 pandemic	—	352	—	52
Weather-related event - 2021 severe winter weather	—	109	—	—
Postretirement benefits gains curtailment and pension settlement charge	—	(6,359)	—	(6,359)
Adjusted EBITDA	$19,059	$16,611	$6,050	$3,403
Adjusted EBITDA Margin	4.1%	4.2%	4.9%	3.3%
________
(1)Excludes interest expense related to pension plans and postretirement benefits.
(2)Includes initiatives related to the consolidation of the Hillsboro and Portland facilities in fiscal 2022 and Houston facility exit and opening of the Rialto distribution center in fiscal 2021.
Contact:
Ellipsis
Jeff Majtyka & Kyle King
646-776-0886